Exhibit 10.36

INVESTMENT AGREEMENT

relating to

an equity investment by the BILL & MELINDA GATES FOUNDATION into BIONTECH SE

Dated: 30 August 2019

by and between

1.	BioNTech SE, An der Goldgrube 12, 55131 Mainz (the Company)

and

2.

Bill & Melinda Gates Foundation, a Washington charitable trust that is a tax-exempt private foundation organized and existing under the laws of Washington and having its principal place of business at 500 Fifth Avenue North, Seattle, Washington 98109, United States (the Foundation or Investor)

- the Company together with the Foundation being referred to as the Parties and each of them a Party -

TABLE OF CONTENTS

1.	COMMITMENT TO SUBSCRIBE FOR FOUNDATION SHARES	5

2.	CONTRIBUTION TO CAPITAL RESERVES	7

3.	OBLIGATIONS OF COMPANY	7

4.	GUARANTEES AND RELATED PROVISIONS	7

5.	WITHDRAWAL RIGHT	10

6.	SHAREHOLDERS’ AGREEMENT	10

7.	FINAL PROVISIONS	11

SCHEDULE 1 CORPORATE ACTION IN RELATION TO WITHDRAWAL RIGHT		13

SCHEDULE 2 AMENDED SHA		14

SCHEDULE 3 BUSINESS GUARANTEES		15

SCHEDULE 4 WITHDRAWAL RIGHT		17

1.	CONDITION PRECEDENT FOR WITHDRAWAL RIGHT AND DEFINITIONS	17

2.	PUT-OPTION	17

3.	SALE TO THIRD PARTY	18

4.	REPORT ON HOLDINGS FOR COMPANY’S ACCOUNTING PURPOSES	19

5.	SPECIFIC OBLIGATIONS TO ENSURE THE WITHDRAWAL RIGHT	19

6.	COSTS	21

7.	NO EFFECT ON LETTER AGREEMENT	21

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INDEX OF DEFINED TERMS

Actual Conversion Rate	6
Additional Payment	7
ADS	17
Aggregate EUR Issuance Price	5
Aggregate Minimum Purchase Price	21
Aggregate USD Issuance Price	20
Amended SHA	5
Annexes	5
Articles	4
Available Liquidity	17
Best Knowledge	8
BioNTech	4
Breach of Guarantee	8
Build-up Obligation	20
Business Day	5
Business Guarantees	8
Capital Increase	5
Capital Increase Account	5
Clauses	5
Closing Date	5
Company	1
Compensating Capital Increase	9
Current Foundation Shares	17
Default Period	20
Distribution	20
EUR Issuance Price	6
Exercise Date	17
Exhibits	5
FMV Purchase Price	17
Foundation	1
Foundation ADS	19
Foundation Shares	4
Free Capital Reserves Accounting Treatment	7
Group	4
Group Company	4

Guarantees	8
Investment	4
Investment Agreement	5
Knowledge	8
Letter Agreement	4
Letter Effective Date	5
Minimum Purchase Price	17
Money Laundering Laws	16
OFAC	16
Option Readiness Notice	18
Parties	1
Party	1
Purchase Price Put Option	18
Put-Option	17
Put-Option Exercise	17
Put-Option Shares	18
Registration	7
Sale Request	18
Schedules	5
Share	4
Share Capital	4
Shareholder	4
Shareholders	4
Shareholders’ Agreement	4
Shortfall Amount	20
Shortfall Amount Note	20
Stock-Split	4
Subscription Form	6
Taxes	16
Title Guarantees	8
Unadjusted Aggregate EUR Issuance Price	6
Unrestricted Reserves	17
USD Issuance Price	4
Withdrawal Right	17

LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Corporate action in relation to Withdrawal Right

Schedule 2	Amended SHA

Schedule 3	Business Guarantees

Schedule 4	Withdrawal Right

Exhibit Business Guarantees (6)

Exhibit Business Guarantees (9)

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WHEREAS

(A)

The Company is a European company under German law (Societas Europaea), registered with the commercial register of the local court of Mainz under HRB 48720 and having its registered business address at An der Goldgrube 12, 55131 Mainz, Germany.

(B)

The Company’s business is the research, development and manufacture of pharmaceuticals for individualized immunotherapies (diagnosis and treatment) of cancer and other diseases which it conducts itself or via its subsidiaries (each of the Company and each such subsidiary a Group Company and the group formed by the Company and such subsidiaries the Group) such as BioNTech RNA Pharmaceuticals GmbH (the latter and the Company collectively BioNTech). The Foundation is a charitable trust committed to accelerating the development of lifesaving and low-cost therapeutics, diagnostics, and prophylactics to reduce the burden of disease in developing countries in furtherance of its mission to help all people live healthy, productive lives.

(C)

At present, the registered share capital (Grundkapital) of the Company (the Share Capital) amounts to EUR 12,152,676 and is divided into 12,152,676 ordinary shares with an imputed nominal value (Stückaktien) of EUR 1.00 each (each existing or future share in the Company hereinafter being referred to as a Share), but is expected to, prior to the Closing Date (as such term is defined below), increase by EUR 206,595,492 to EUR 218,748,168 by way of conversion of reserves (Kapitalerhöhung aus Gesellschaftsmitteln) (the Stock-Split). The existing Shares are fully paid in. The existing Shares are registered shares (Namensaktien); any transfer of the existing Shares requires the Company’s approval (Vinkulierung), to be provided by the company’s supervisory board as laid down in more detail in section 5 of the Company’s articles of association (the Articles). The existing Shares have been entered into a share register (Aktienregister) held by the Company. The existing Shares are held by the existing Shareholders as listed in the share register dated 16 August 2019 (the Shareholders and each a Shareholder). Certain of the Shareholders who had a specific need for that have been issued share certificates. Following the Stock-Split, the Company is expected to have an authorized capital (Genehmigtes Kapital) of EUR 109,374,084.

(D)	The Shareholders are parties to a shareholders agreement originally entered into on 29 December 2017 and most recently amended with effect as from 27 August 2019 (the Shareholders’ Agreement).

(E)

On or about the date hereof, BioNTech and the Foundation have entered into an agreement pursuant to which the Foundation is to make an equity investment into the Company in consideration of the Company incurring the Global Access Commitments as defined in that agreement (the Letter Agreement, with such investment pursuant to the Letter Agreement being referred to as the Investment).

(F)

Based on the valuation of the Company on which the Parties have agreed, the Foundation wishes to subscribe for 3,038,674 Shares at an issuance price of USD 18.10 per Share (the USD Issuance Price, with the Shares so to be subscribed for by the Foundation or actually issued to it, as the context may suggest, being referred to as the Foundation Shares and the process by which the Foundation Shares are issued to the Foundation (potentially alongside other Shares to other investors) being referred to as

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the Capital Increase). The Company will use its authorized capital to issue the Foundation Shares.

(G)

This investment agreement including the Recitals, all clauses (the Clauses), all annexes, (the Annexes) and all schedules and exhibits (the Schedules and Exhibits) (collectively the Investment Agreement), is to set out the commitments of the Parties immediately in relation to the Investment and the prerequisites to be satisfied for the Investment to occur, including the entry into force of an amendment to the Shareholders’ Agreement such that same will take the form of the Amended SHA (as such term is defined below), for the purpose of establishing certain rights and preferences for the Foundation in its capacity as a Shareholder.

NOW THEREFORE in consideration of the above, the Parties agree as follows:

1.	Commitment to subscribe for Foundation Shares

1.1

Subject to the Conditions having been satisfied and the Subscription Form received by the Foundation (the day on which the Conditions so have been satisfied and the Subscription Form received being the Closing Date), the Foundation shall promptly and in no event later than within seven Business Days (a Business Day means any day (other than a day which is a Saturday, Sunday or legal or bank holiday in Mainz, Germany) after the Closing Date, subscribe (übernehmen) for the Foundation Shares by way of executing and delivering the original of the Subscription Form pursuant to Clause 1.2(f)) (via email in advance) and transfer to the Company the EUR Issuance Price (as defined in Clause 1.3) multiplied by the number of the Foundation Shares (this product, subject to Clause 1.4, being referred to as the Aggregate EUR Issuance Price), which payment shall be made by bank remittance in Euro net of costs to the following no-debit-balance account of the Company (the Capital Increase Account ):

Account holder	[***]

IBAN	[***]

SWIFT	[***]

Reference	Gates Foundation Capital Increase

1.2	Conditions shall mean the following conditions:

(a)	The Letter Agreement has been entered into and all conditions to same taking effect have been satisfied or validly waived (the Letter Effective Date).

(b)	The prerequisites for the management board of the Company to be permitted to admit the Foundation to subscription of the Foundation Shares are met.

(c)	The corporate action specified in Schedule 1 (Corporate action in relation to Withdrawal Right) has taken effect.

(d)	The Stock-Split has taken effect.

(e)

The Shareholders’ Agreement has been amended such that the Foundation Shares upon their issuance carry the financial preferences set out to apply for them in the draft for an amended shareholders’ agreement attached hereto as Schedule 2 (Amended SHA) (the Amended SHA).

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(f)

After the satisfaction of the Conditions set out in paras. (b) through (e) and the Company having provided reasonable evidence that such Conditions have been satisfied, the Company has submitted to the Foundation a draft subscription form (Zeichnungsschein) in relation to the Foundation Shares (i) which meets the prerequisites of Clause 1.3, (ii) and conforms to the requirements of section 185 of the German Stock Corporation Act (Aktiengesetz, AktG) (the draft subscription form actually submitted and meeting such prerequisites being the Subscription Form).

1.3	The subscription form to be submitted pursuant to Clause 1.2(f) must

(a)	name the Foundation as the subscriber,

(b)	specify as the number of Shares to be subscribed the number of the Foundation Shares,

(c)

specify as the issuance price per Share to be subscribed an amount in EUR equal to the USD Issuance Price divided by the reference rate of the European Central Bank for United States Dollars expressed as the number of United States Dollars exchangeable for each one Euro for the last Business Day immediately preceding the date on which the Subscription Form is submitted (or a lower amount in EUR), with the amount in EUR so specified being the EUR Issuance Price,

(d)	specify as the date on which the subscription becomes invalid a date no later than two months after the date on which the Subscription Form is submitted, and

(e)	otherwise be in accordance with the German Public Companies Act (Aktiengesetz, AktG).

1.4

In the event that as of the time the Foundation is about to pay the Aggregate EUR Issuance Price as would otherwise result from Clause 1.1 (the Unadjusted Aggregate EUR Issuance Price) the Unadjusted Aggregate EUR Issuance Price converted into United States Dollars on the basis of the conversion rate applied by the bank from which the Foundation procures the Euro for the payment pursuant to Clause 1.1 (Actual Conversion Rate) is more than USD 55 million, the Foundation may elect to subscribe for that lower number of Shares (with such new number of Shares for all purposes hereof henceforth being the Foundation Shares and the Aggregate EUR Issuance Price reducing accordingly) that the Aggregate EUR Issuance Price converted into United States Dollars on the basis of the Actual Conversion Rate comes as close as possible to but does not exceed USD 55 million.

1.5

This Investment Agreement shall terminate in the event that the Letter Agreement has been terminated before the Conditions have been satisfied or waived. Further the Foundation may terminate this Investment Agreement by written notice to the Company in the event that any of the Conditions set out in Clauses 1.2(a) (to the extent the Company is responsible for fulfilling such Condition) through 1.2(f) has not been satisfied after two months after the Letter Effective Date.

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2.	Contribution to capital reserves

2.1

The Foundation and the Company agree that the Aggregate EUR Issuance Price, to the extent it exceeds the sum of EUR 1.00 multiplied by the number of Foundation Shares (such excess the Additional Payment) shall be booked into the free capital reserves pursuant to section 272 paragraph 2 no. 4 of the German Commercial Code (Handelsgesetzbuch, HGB) (the Free Capital Reserves Accounting Treatment).

2.2

For the avoidance of doubt, the parties acknowledge that in the event the Free Capital Reserves Accounting Treatment will be formally challenged by a court, the Company’s auditors or any other governmental or regulatory body, the Company shall promptly notify the Foundation and shall use reasonable best efforts to maintain the Free Capital Reserves Accounting Treatment; provided that if despite using reasonable best efforts the Company on the advice of legal counsel or its auditors determines it is not permissible to maintain the Free Capital Reserves Accounting Treatment, the Company shall book the Additional Payment as an amount attained in respect of the issuance of shares pursuant to section 272 paragraph 2 no. 1 of the German Commercial Code (Handelsgesetzbuch, HGB) or such other capital reserve as applies in the opinion of the relevant party.

3.	Obligations of Company

3.1

Promptly upon receipt of the Subscription Form duly executed and the EUR Issuance Price times the number of Foundation Shares, the Company shall without undue delay (unverzüglich), and in any event within five (5) Business Days from such receipt, apply for the registration of the implementation (Durchführung) of the Capital Increase with the commercial register (such registration of the implementation of the Capital Increase, the Registration) and shall take all measures and make all declarations necessary or appropriate to cause the Registration to occur.

3.2	The Company shall not in any way transfer the monies received from the above account or utilize them until Registration has occurred.

4.	Guarantees and Related Provisions

4.1	Title Guarantees

The Company hereby represents and warrants to the Foundation regardless of fault or negligence by way of an independent guarantee (selbständiges Garantieversprechen) (section 311 paragraph 1 of the German Civil Code (Bürgerliches Gesetzbuch)) that as of the date hereof and as of the Closing Date:

(a)	The Company has been duly incorporated under German law and is validly existing as a Societas Europaea (SE).

(b)

The Shares held by each Shareholder are validly issued and fully paid in. There has been no direct or indirect repayment (whether openly or concealed) of contributions to a Shareholder (Rückgewähr von Einlagen). No hidden contributions in kind (verdeckte Sacheinlagen) have been made. There exist no obligations to make further contributions (keine Nachschusspflichten).

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(c)	The Foundation Shares will be free of encumbrances and any rights of third parties and are not subject to any disposal restrictions, in each case subject to the Shareholders’ Agreement.

(d)

The Company has unrestricted economic and legal authority and capacity to enter into this Investment Agreement and to issue new shares, which has been duly authorized by all necessary corporate and/or legal action and is in compliance with the Shareholders’ Agreement and any other agreements between the Company and its shareholders.

(e)

Upon the Shares having been validly subscribed for by the Foundation, the Foundation having made its contribution and the Registration having occurred, the Foundation will hold full legal and economic title to the Foundation Shares.

(f)

This Investment Agreement and the Shareholders’ Agreement have been duly executed by or on behalf of the Company and constitute their legal, valid and binding obligations enforceable under applicable law against the Company in accordance with its terms.

(the Title Guarantees).

4.2	Business Guarantees

The Company hereby guarantees to the Foundation regardless of fault or negligence by way of an independent guarantee (selbständiges Garantieversprechen) (section 311 paragraph 1 of the German Civil Code (Bürgerliches Gesetzbuch)) that the statements set forth in Schedule 3 (Business Guarantees) are true, accurate and complete as of the date of this Agreement (the Business Guarantees, with the Business Guarantees and the Title Guarantees collectively referred to as the Guarantees). For these purposes, each of those such statements that are qualified as being given to the Company’s Knowledge or Best Knowledge shall be deemed accurate unless where and to the extent any of Ugur Sahin, Sean Marett, Sierk Poetting and Özlem Türeci has actual knowledge or do not actually know due to negligence (fahrlässige Unkenntnis) on the basis of the care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmannes) that the relevant statement is not accurate. For the avoidance of doubt, such statements shall not be considered violated on grounds that the Company has not conducted an investigation regarding freedom to operate for the Company or its Group Companies.

4.3

None of the Guarantees given in this Clause 4 shall be considered as an agreement on the legal and factual nature (Beschaffenheitsvereinbarung) as defined in section 434 paragraph 1 of the German Civil Code or as a guarantee for certain features of goods sold (Garantie für die Beschaffenheit der Sache) as defined in section 443 paragraph 1 and section 444 of the German Civil Code.

4.4

In the event a Guarantee turns out not to be true, accurate or complete in any respect (the Breach of Guarantee ) the Company shall put the Foundation in such position as it would be in had the Guarantee been true, accurate and complete in any respect (Naturalrestitution). If this is not possible or the Company failed to do so within four (4) weeks after a respective request by the Foundation, the Company shall compensate the Foundation by way of a compensation capital increase for the Foundations’ damage from the relevant Breach of Guarantee, including, but not limited to, in any event the Foundations’ pro rata portion (reflecting the Foundations’ fully diluted shareholding in

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the Company upon implementation of the Capital Increase) of any damage, loss, expense, reduction in value, or cost of, or incurred by, or necessary to be incurred to remedy the breach by, the Company as a consequence of the respective Guarantee not being true, accurate and complete by way of the issuance of additional Shares to the Foundation (the Compensating Capital Increase).

(a)	For the purpose of calculating the compensation owed in Shares for the Foundation’s damages that occur at the level of the Company, the following formula shall apply:

N = (S / (P2 / P1)) - S

Where:

N = Number of Shares to be issued.

S = Number of Shares held by the Foundation.

P1 = Valuation of the Company for purposes hereof, being 218,748,168 multiplied by the EUR Issuance Price.

W = EUR amount of the damage, loss, expense, reduction in value, or cost of, or incurred by, or necessary to be incurred to remedy the breach, the Company as a consequence of the respective Guarantee not being true, accurate and complete.

P2 = P1-W.

(b)

In the event that the Foundation incurs any damages as a result of a Breach of Guarantee at shareholder level (i.e. other than damages resulting from the mere fact that the value of the Company be reduced), the Foundation shall receive such number of new Shares to be issued that corresponds to the amount of damages in USD suffered by the Foundation divided by the USD Issuance Price.

4.5

The following limitations shall apply to any claims under Clause 4.4 above (provided that none of these limitations shall apply in the event of intentional misrepresentation (vorsätzliche Garantieverletzung), malicious intent (Arglist), intentional tort (vorsätzliche Schädigung) or fraud (Betrug) on the part of the Company:

(a)

The Company shall be liable for any breach of a Business Guarantee only to the extent the loss arising to the Foundation with respect to that breach exceeds EUR 500,000 and the total of the losses arising to the Foundation with respect to all of the breaches occurred exceeds EUR 2,000,000; provided, however, that should such total losses exceed EUR 500,000 and EUR 2,000,000, as applicable, the Foundation shall be entitled to recover the full amount of such losses.

(b)

The liability of the Company shall be limited such that the aggregate additional Shares to be issued pursuant to Clause 4.4 do not exceed 100% of the Foundation Shares and do not exceed 75% of the Foundation Shares in connection with Breaches of Business Guarantees.

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(c)

The Company shall not be liable pursuant to Clause 4.4 for any breach where the underlying facts, matters or circumstances forming the basis of a claim (anspruchsbegründende Umstände) were duly (i.e. fully and specifically) disclosed in any of the Exhibits Business Guarantees referred to in Schedule 3 and attached to this Investment Agreement or, with respect to a breach of the Guarantees as of the Closing Date only, where after the date hereof circumstances have arisen as a result of which a Guarantee is not true, accurate and complete, such circumstances have been notified to the Foundation in writing by the Company prior to the Closing Date and, provided further, that no such notification shall be deemed to cure any breach of the Guarantees as of the date hereof.

(d)

Any claims based on a breach of a Title Guarantee shall expire (verjähren) within five (5) years after the Closing Date. Any claims based on a breach of Business Guarantees shall expire (verjähren) within two (2) years after the Closing Date.

4.6

The remedies for Breach of Guarantees set forth in this Investment Agreement shall be the exclusive remedies of the Foundation for Breach of Guarantees, except for any claims based on intentional misrepresentation (vorsätzliche Garantieverletzung), malicious intent (Arglist), intentional tort (vorsätzliche Schädigung) or fraud (Betrug) for which neither the limitations set forth in Clause 4.4 nor Clause 4.5 shall apply. All other claims of the Foundation based on, or relating to, any defects in quality or title (Sach- oder Rechtsmängel), or otherwise in respect of any circumstances relating to the status and condition of the Company and/or its assets, liabilities, financials or business, shall exclusively be governed by this Investment Agreement. Any further warranty claims (Gewährleistungsansprüche) in connection with defects of the economic, financial or legal situation of the Company or its assets, whether for damages (Schadenersatz), reduction of price (Minderung), rescission (Rücktritt) or avoidance (Anfechtung) irrespective of its legal basis, whether based on law or contract, including but not limited to claims based on non-contractual performance (culpa in contrahendo, positive Vertragsverletzung) or claims based on frustration of contract (Störung der Geschäftsgrundlage) or tort (unerlaubte Handlung) shall be excluded and waived by the Foundation.

5.	Withdrawal Right

The Foundation shall have the right to withdraw its investment in the Company pursuant to the provisions set out in Schedule 4.

6.	Shareholders’ Agreement

Subject to the Amended SHA taking effect, the Foundation hereby declares acceptance of the offer made to it in Clause 24.4 of the Amended SHA in relation to its accession to the Amended SHA and, as a matter of precaution, agrees to reiterate such declaration in the form prescribed by such provision promptly upon the Conditions having been satisfied. The Parties acknowledge and agree that the accession agreement brought about by such acceptance of such offer is conditional on the Foundation acquiring the Foundation Shares by virtue of the Registration.

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7.	Final Provisions

7.1	Signing process

(a)

This Investment Agreement is entered into by way of each of the Parties signing on the signature block designated for it and then transmitting the original or an electronic copy of the signature page with such signature (whether or not included in some or all of the other pages of this document) to the respective other Party.

(b)

The Company shall make available a copy of this Investment Agreement including the signatures of all Parties promptly upon it having received the signature pages from the Foundation and itself has signed (also for the purposes of para. (a)).

7.2	No Assignment of Rights and Obligations

Any assignment of rights and/or obligations resulting from or in connection with this Investment Agreement requires the prior written consent of the other Party hereto except for assignments to an Affiliate of the Foundation.

7.3	Confidentiality

Clause 13 of the Letter Agreement shall apply mutatis mutandis with, as concerns the subject matter of the confidentiality obligations thereunder, this Agreement being substituted for the Letter Agreement. This confidentiality obligation shall not be affected by the Letter Agreement being terminated or becoming ineffective.

7.4	Written Form and Entire Agreement / Amendments

(a)

Save as contemplated in this Investment Agreement, the Letter Agreement and the Shareholders’ Agreement and subject to the succeeding sentence, this Investment Agreement constitutes the entire agreement between the Parties in relation to its subject matter and supersedes all previous agreements and understandings between the Parties in relation thereto. This shall not apply to the arrangements disclosed in Annex 31.2 to the Shareholders’ Agreement.

(b)

Amendments to this Investment Agreement, including this written form requirement itself, must be made in writing in order to become enforceable and effective unless mandatory law requires a stricter form.

(c)

Wherever this Investment Agreement requires the written form or a declaration or other act to be made in writing, the submission by telefax or email of a copy of the executed original shall suffice. Any notice required or contemplated to be given pursuant to or for purposes of this Investment Agreement shall be made in text form (Textform) (including by email), subject to any requirement herein for such act to be made in the written form or in writing.

7.5	Costs

All costs incurred by the Parties in connection with this Investment Agreement and the measures provided for in it shall be borne by the Party incurring such costs, except as expressly provided otherwise in this Investment Agreement or the Shareholders Agreement.

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7.6	Notices

Clause 22 of the Shareholders’ Agreement as to addresses and certain authorities shall apply mutatis mutandis. This provision shall not be affected by the Shareholders’ Agreement being terminated or becoming ineffective.

7.7	Severability

In the event any provision hereof is or shall become invalid or unenforceable, the validity of the other provisions shall remain unaffected. In lieu of the invalid or unenforceable provision, such valid and enforceable provision shall be deemed to be agreed upon which most closely corresponds to the intended economic purpose of the invalid or unenforceable provision. Without prejudice to the preceding sentence, the Parties shall expressly agree on such valid and enforceable provision.

7.8	Choice of Law and Resolution of Disputes

(a)	This Investment Agreement shall be governed by the laws of the Federal Republic of Germany without recourse to the German conflicts of law rules.

(b)

All disputes arising in connection with this Investment Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit (DIS) e.V.) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt, Germany. The number of arbitrators is three. The language of the arbitral proceedings is English.

BioNTech SE Signatures:	Bill & Melinda Gates Foundation Signatures:

[***]	[***]
Name(s) of individual(s) signing:	Name(s) of individual(s) signing:

[***]	[***]
Function(s) of individual(s) signing:	Function(s) of individual(s) signing:

[***]	[***]

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Schedule 1

Corporate action in relation to Withdrawal Right

1.	Authorization by the Company’s shareholders’ meeting to purchase treasury shares.

2.	Approval of supervisory board that shares held by the Foundation or its Affiliates can be transferred in case the Withdrawal Right as defined in Clause 1.1 of Schedule 4 is exercised.

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Schedule 2

Amended SHA

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Schedule 3

Business Guarantees

1.

The financial statements of the Company and of the Group each as of 31 December 2018 as presented to the Investor have been prepared in accordance with and fairly present the financial condition and operating results of the Company and the Group, respectively, as of such date according to the German Commercial Code (Handelsgesetzbuch, HGB).

2.

Each Group Company has been granted all governmental permits necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and none of such permits has been revoked or can be revoked as a result of the relevant Group Company not having complied with conditions to which the relevant permit is subject.

3.

No Group Company is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.

To the Company’s Knowledge each Group Company owns, or is licensed to use, all patents, patent applications, design and utility models, trademarks, service marks, trade names, copyright, internet domain names, trade secrets, information, proprietary rights and processes and other intellectual property rights, including, without limitation, all applications therefore necessary for its research, development and similar activities as conducted by that Group Company without any conflict with or infringement of the rights of others.

5.	To the Company’s Knowledge, there is no violation or infringement by a third party of any of the Company’s rights in its intellectual property.

6.

Except as set out in [***] no action, suit, proceeding or investigation is pending or, to the Best Knowledge of the Company, currently threatened against any Group Company that might result, either individually or in the aggregate, in any adverse changes in the assets, operations, prospects or financial condition of that Group Company.

7.	No Group Company is a party or subject to the provisions of any order, writ, injunction, judgment, settlement or decree of any court or government agency or instrumentality.

8.

Within the three years prior to the date hereof, other than to another Group Company, none of the Group Companies has disposed of or licensed any of its assets or its intellectual property rights to any party which at the relevant time was or as of the date hereof is a direct or indirect shareholder of the Company or a member of the management or supervisory board or any affiliate of such shareholder or management or supervisory board member.

9.

Except as set out in [***] the Group Companies have always complied with the relevant provisions with respect to wages, Taxes, pensions and social security contributions and have always paid Taxes and duties when due, and in particular have properly withheld and paid the employees contributions. Taxes means all direct or indirect federal, state, local or foreign taxes, assessments, stamp duties, real estate transfer taxes, levies or

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public law charges of any kind, including without limitation, social security contributions, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

10.

None of the Group Companies, nor to the Best Knowledge of the Company, any director, officer, agent, employee, or person acting on behalf of any of the Group Companies is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (OFAC), and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Group Company, joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

11.

The operation of each of the Group Companies are and have been conducted at all times in compliance with the anti-money laundering statues of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Group Companies with respect to the Money Laundering Laws is pending, or to the Best Knowledge of the Company, threatened.

12.

None of the Group Companies nor, to the Best Knowledge of the Company, any person authorized to act on behalf of any of the Group Companies, directly or indirectly, (i) has used any funds or will use such funds or any proceeds from the sale of the Shares for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations thereunder.

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Schedule 4

Withdrawal Right

1.	Condition Precedent for Withdrawal Right and Definitions

1.1

Subject to the issuance of the Foundation Shares and the payment of the USD Issuance Price, the Foundation shall have the rights as set out in Clauses 2 through 4 of this Schedule (the Withdrawal Right).

1.2	The following definitions apply:

(a)

Available Liquidity means the liquidity which the Company can apply to making payments under this Withdrawal Right without triggering an insolvency event pursuant to section 17 German Insolvency Code (Insolvenzordnung, InsO).

(b)	Current Foundation Shares means all of the Foundation Shares collectively held by the Foundation and its Affiliates at the relevant time.

(c)	Exercise Date means the date of a Put-Option Exercise. For the avoidance of doubt there may be more than one Exercise Date.

(d)

FMV Purchase Price shall mean (i) if the Shares or rights or certificates representing the Shares are freely tradable, the closing price per Share or per right or certificate (collectively the ADS) on the last day preceding the Exercise Date on which the Shares or rights or certificates were traded on the relevant exchange or trading facility or (ii) if the Shares are not freely tradable, the then current fair market value of the Company divided by the number of Shares outstanding as determined by a mutually agreed upon (such agreement not to be unreasonably withheld) independent third-party appraiser.

(e)	Minimum Purchase Price shall mean the [***].

(f)	Unrestricted Reserves shall mean the unrestricted reserves of the Company in accordance with section 71 para. 2 sentence 2 German Stock Corporation Act (Aktiengesetz, AktG).

2.	Put-Option

2.1

The Company irrevocably grants to the Foundation and its Affiliates (echter Vertrag zu Gunsten Dritter) the option to sell and transfer the Foundation Shares to the Company pursuant to the terms set out in this Clause 2 (the Put-Option) provided that the Put-Option can only be exercised for all of the Current Foundation Shares, subject to Clause 2.4 below.

2.2

Irrespective of whether or not an Option Readiness Notice (as defined in Clause 2.8) has been given, the Put-Option can be exercised at any time following the occurrence of a Charitability Default as defined in the Letter Agreement (the Put-Option Exercise) by the Foundation or its Affiliates giving the Company an exercise notice stating (i) that the Foundation or the relevant Affiliate is exercising the Put-Option; (ii) the date on which the exercise notice is given; and (iii) the number of Foundation Shares in respect of which the Put-Option is exercised (the Put-Option Shares, subject to Clause 2.4 below).

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2.3	The price for each Foundation Share shall be the Minimum Purchase Price (with the Minimum Purchase Price multiplied by the Put-Option Shares being the Purchase Price Put Option).

2.4

In the event that the Purchase Price Put Option (save for the effects of this Clause 2.4) exceeds the amount of Unrestricted Reserves or the Available Liquidity as of the relevant Exercise Date, the number of the Put-Option Shares shall be reduced such that the Purchase Price Put Option as then results from Clause 2.3 is equal to or lower than (but comes as close as possible to) each of the amount of Unrestricted Reserves and the Available Liquidity as of the relevant Exercise Date. In the event the number of Put-Option Shares is reduced pursuant to this Clause 2.4, the Put-Option and the other provisions of this Schedule 4 will continue to apply with respect to all remaining Foundation Shares.

2.5	The Purchase Price Put Option shall be due and payable net of costs within 90 Business Days after the Put-Option Exercise.

2.6

The Foundation or its Affiliate, as the case may be, shall enter into a transfer and assignment agreement pursuant to which the Put-Option Shares will be assigned to the Company subject to receipt of the Purchase Price Put Option.

2.7	The Foundation Shares sold pursuant to the Put-Option shall be sold free of encumbrances and any rights of third parties.

2.8

At each time when there are Unrestricted Reserves and Available Liquidity such that in the event of a Put-Option Exercise the number of the Put-Option Shares as determined pursuant to Clause 2.2 and 2.4 would be at least [***]% of the Foundation Shares or all of the Current Foundation Shares the Company shall notify the Foundation in writing of the amount of Unrestricted Reserves and, in case the Available Liquidity is lower than the amount of the Unrestricted Reserves, also of the amount of the Available Liquidity (Option Readiness Notice), following which the Foundation may determine in its full discretion whether it wishes to exercise the Put-Option. In any event, following a Charitability Default, as long as the Foundation holds any of the Foundation Shares, the Company shall notify the Foundation at least by the fifteenth business day of each month following the end of a calendar quarter of the amount of the Unrestricted Reserves and the Available Liquidity, provided the amount of the latter is lower than the amount of Unrestricted Reserves.

3.	Sale to Third Party

3.1	As long as the Foundation Shares have not been transferred to the Company under the Put-Option and in the event of a Charitability Default

(a)

at the request of the Foundation, the Company shall, without undue delay and using reasonable best efforts, locate a third-party that will purchase all Foundation Shares held by the Foundation or its Affiliates for no less than the Minimum Purchase Price per Foundation Share (such request the Sale Request) (for clarity the FMV Purchase Price shall be determined as of the date of conclusion of a binding purchase agreement in that respect); and

(b)	the Foundation is entitled to sell all Foundation Shares held by the Foundation or its Affiliates at the time (i) to a third-party (one or more) that is not a Direct

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Competitor (as defined in the Letter Agreement) where such sale is prior to an IPO or (ii) to a third-party (one or more) of its choosing where such sale is following an IPO, in each case without any restrictions to such transfer of Foundation Shares attached to it with the exception of, if applicable, accession to a shareholders’ agreement to which the Foundation or its successor or Affiliates is a party and the Company will take all measures to the extent such measures are not unreasonable, to facilitate such sale to a third party, including, but not limited to, following an IPO (as defined in the Shareholders Agreement), all measures required for a sale of the Shares held by the Foundation or its Affiliates over the relevant stock exchange, e.g. in case of a listing of such Foundation Shares at a US stock exchange, registering such sale of the Foundation Shares on an effective registration statement unless such sale can be effected to the public under Rule 144 of the Securities Act without volume limitations. The Foundation agrees that if it sells the Foundation Shares (or any ADS that is issued to the Foundation in exchange for the Foundation Shares (a Foundation ADS)) pursuant to this Section 3.1(b) following an IPO, it will use its reasonable best efforts to liquidate the Foundation Shares or Foundation ADSs in a manner that will avoid causing a material decrease in the Company’s stock or ADS trading price, as applicable, which may include seeking a block trade with a private purchaser or spreading the sales out over time; provided that nothing in this provision will limit the Foundation’s right to liquidate the Foundation Shares or Foundation ADSs in a manner the Foundation determines is necessary to comply with applicable law, including applicable prudent investor standards. To the extent permissible under applicable securities and other laws, the Foundation shall promptly inform the Company when it has mandated a securities broker in relation to a sale of the Foundation Shares or the Foundation ADSs or if the Foundation has executed a block trade.

4.	Report on Holdings for Company’s Accounting Purposes

By the fifteenth day of each month following the end of any calendar quarter, if there has been any change in the number of Foundation Shares or Foundation ADSs held by the Foundation during such calendar quarter, the Foundation shall disclose to the Company the amount of any Foundation Shares or Foundation ADSs being held by the Foundation or its Affiliates as of the last calendar day of such calendar quarter.

5.	Specific Obligations to ensure the Withdrawal Right

5.1

The Parties agree that the purpose of the Withdrawal Right is to ensure the Foundation’s ability, following the occurrence of a Charitability Default, to divest the Foundation Shares held by the Foundation or its Affiliates at no less than the Minimum Purchase Price per Foundation Share.

5.2

If, for whatever reason, legal or otherwise, (i) after the Foundation has exercised its Put-Option, the Company is unable to redeem all of the Current Foundation Shares for legal or other reasons, e.g. the Company not having sufficient Unrestricted Reserves or (ii) the Company is unable to locate a third party to acquire the Foundation Shares pursuant to Clause 3.1(a) of this Schedule, upon request of the Foundation, the Company shall acquire as many of the Current Foundation Shares for the Minimum

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Purchase Price per Foundation Share (for clarity the FMV Purchase Price shall be determined as of the date of conclusion of a binding purchase agreement in that respect) as are legally permissible and can be acquired out of Available Liquidity and continuously use its best efforts to effect the purchase of the remaining Foundation Shares for the Minimum Purchase Price per Foundation Share, consistent with applicable law, until such time as the Foundation and its Affiliates no longer hold any Shares.

5.3

If the Foundation sells its Foundation Shares pursuant to Clause 3.1(b) of this Schedule and prior to selling its Foundation Shares (i) the Foundation has issued a Sale Request and (ii) two months have passed since such Sale Request without the Company having presented a suitable third-party purchaser, to the extent permitted by law, the Company will compensate the Foundation for any difference between the amount received by the Foundation as a result of such sale and the amount of the Minimum Purchase Price times the Foundation Shares sold (for clarity the FMV Purchase Price shall be determined as of the date of conclusion of a binding purchase agreement in that respect) (such difference the Shortfall Amount). The Company shall have the right to defer the payment of the Shortfall Amount into [***]. The Company will issue the Foundation a promissory note (the Shortfall Amount Note) for the amount due which will bear interest at a rate of [***]% per annum and will immediately become due and payable in full in the event of an Acquisition Transaction (as defined in the Letter Agreement).

5.4

To the extent permitted by law and subject to Clause 5.5, for as long as the Foundation holds Shares or there is an obligation outstanding from the Company to compensate the Foundation for a Shortfall Amount,

(a)

the Company shall procure that no dividends are paid on any of its share capital, no Shares of any other Shareholder of the Company are redeemed (other than repurchases at cost of Shares of the share capital from employees, officers, directors, consultants or other persons performing services for the Company or any Affiliate pursuant to agreements under which the Company has the option to repurchase such Shares upon the occurrence of the termination of employment or service) and no other distribution to any other Shareholder of the Company in respect of the share capital held by such Shareholders is being made (any such transaction a Distribution), and

(b)

annual profits shall, to the extent permitted by law, be contributed to the Unrestricted Reserves up to the USD Issuance Price times the Current Foundation Shares (the Aggregate USD Issuance Price and such obligation the Build-up Obligation), provided however that if at any time following a Charitability Default for any reason either the Company has not repurchased any or all of the Foundation Shares (under the Put-Option or pursuant to Clause 5.2) or there is an obligation outstanding from the Company to compensate the Foundation for a Shortfall Amount (the time during which either such case exists, the Default Period) the Build-up Obligation shall require the Company to contribute annual profits to the Unrestricted Reserves up to the amount equal to the Minimum Purchase Price times the Current Foundation Shares (the Aggregate Minimum Purchase Price) rather than the Aggregate USD Issuance Price.

5.5	Any Distribution shall be permitted and the Build-up Obligation does not apply solely

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(a)	prior to a Default Period: to the extent the Unrestricted Reserves of the Company as of the annual financial statements reference date exceed the Aggregate USD Issuance Price,

(b)

during a Default Period: to the extent the Unrestricted Reserves of the Company as of the annual financial statements reference date exceed the Aggregate Minimum Purchase Price, but only at each time after the Company has given an Option Readiness Notice and the Foundation has not after such Option Readiness Notice exercised the Put-Option within one month after receiving such Option Readiness Notice and only for as long as the Foundation does not after such Option Readiness Notice exercise the Put-Option and

(c)

during a Default Period in the event that the only remaining obligation of the Company with respect to the Withdrawal Right is payment of any remaining amounts due under the Shortfall Amount Note and the Company is not in default on such note.

5.6

Notwithstanding anything in this Schedule 4, the Company shall use best endeavors to cause such arrangements to be made as is required to effect the Withdrawal Right to the largest extent permitted by law. In the event any such arrangements shall become invalid or unenforceable, the Company shall effectuate any measures required to effect the Withdrawal Right. Such measures inter alia include the execution of new put-option agreements, obtaining the supervisory board’s approval for the transfer of the Foundation Shares or obtaining a new authorization for purchasing treasury shares pursuant to section 71 para. 1 no. 8 German Stock Corporation Act (Aktiengesetz, AktG) from the shareholders’ meeting of the Company.

6.	Costs

The Company shall pay all fees and expenses incident to the performance of or compliance with this Schedule 4 by the Company.

7.	No Effect on Letter Agreement

For the avoidance of doubt it is understood by the Parties that the validity of the Letter Agreement and any project agreed on in connection with the Global Access Commitments (as defined in the Global Access Commitments) shall continue regardless of a sale of the Foundation Shares pursuant to this Schedule 4 and the Foundation shall continue to be entitled to enforce its rights under the Letter Agreement and in relation to any agreed projects.

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